EXHIBIT 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of OpenTV Corp. of our report dated March 8, 2002 relating to the consolidated financial statements of Wink Communications, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in the Proxy Statement forming a part of such Registration Statement.

/s/    PricewaterhouseCoopers LLP

San Jose, California

January 31, 2003